EXHIBIT 10.17
EMPLOYMENT AGREEMENT

This Agreement, dated October 1, 2007 is between JDS Uniphase Corporation (the "Company") and Kevin J. Kennedy ("Employee").

PREMISES

WHEREFORE,

        1.  Employee serves as President and Chief Executive Officer of Company; and

2.  Employee and Company are parties to an Employment Agreement dated August 20, 2003 (the “2003 Agreement”); and

3.  Company and Employee wish to revise and memorialize the terms of Employee’s employment relationship in a new agreement intended to supersede all other written and oral representations regarding Employee’s employment with Company;

AGREEMENT

NOW, THEREFORE, based on the foregoing premises and in consideration of the commitments set forth below, Employee and Company agree as follows:

1.  Definitions.

As used herein, the following terms are defined as follows:

a.  “Cause” means:

(i) willful malfeasance by Employee, which has a material adverse effect on the Company;

(ii) substantial and continuing willful refusal by Employee to perform duties ordinarily performed by an employee in the same position and having similar duties as Employee;

(iii) conviction of Employee for a felony or misdemeanor which would have a material adverse effect on the Company’s goodwill if Employee is retained as an employee of the Company;

(iv) willful failure by Employee to comply with material policies and procedures of the Company including but not limited to the JDS Uniphase Corporation Code of Business Conduct and Policy Regarding Inside Information and Securities Transactions.

b.  “Good Reason” means the occurrence of any of the events or conditions described in subsections (i) through (iv) below, provided however, that with respect to subsections (i) through (iii) below only, Employee provides the Company with thirty (30) days notice of termination for “Good Reason” pursuant to the provisions of Section 7 below, during which time the Company shall have an opportunity to cure the occurrence or condition claimed to constitute “Good Reason”; and provided further, that such notice of resignation is submitted by Employee no later than sixty (60) days after the occurrence of the event or condition that Employee claims as the basis for termination for “Good Reason”:

(i)  a material reduction in Employee’s base salary or target bonus without Employee’s prior written consent; or

(ii) a material adverse change in Employee’s position, duties or responsibilities without Employee’s prior written consent; or

(iii) an actual change in Employee’s principal work location by more than 50 kilometers without Employee’s prior written consent; or

(iv) failure by the Company to obtain from any successor company the assumption of the Company’s obligations under this Agreement.

c.  "Change of Control" means: (i) a change in the ownership of the corporation, (ii) a change in effective control of the corporation, or (iii) a change in the ownership of a substantial portion of the assets of the corporation, as those terms are used and defined in Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, and where the word “corporation” used above and in such provisions is taken to refer to the Company. This provision is intended to incorporate the definition of those terms in such section and such regulations, and shall be interpreted accordingly.

d.  “Disabled” shall mean “disabled” as defined in section 409A(a)(2)(C) of the Code and any regulations thereunder, and “Disability has a corresponding meaning.

e.  “Effective Date” means:

(i) in the event the Company terminates the employment of Employee, the date designated by the Company as the last day of Employee’s employment;

(ii) in the event Employee resigns his or her employment with the Company, the date designated by the Company as the effective date of resignation;

(iii) in the event Employee dies, the date of death;

(iv) in the event Employee becomes Disabled, the date designated by the Company as the last day of Employee’s employment.

2.  Position, Duties, Responsibilities

a.  Position: Employee is and will continue to be employed by Company to render services to the Company in the position of President and Chief Executive Officer, subject to the provisions of Section 3 below. Employee shall perform such duties as are customarily required by such position and such other responsibilities as may be assigned by the Company’s Board of Directors from time to time. Additionally, Employee shall continue to serve as a member of the Company’s Board of Directors during the Term of this Agreement.

b.  Other Activities: Except upon the prior written consent of the Company, Employee will not (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be in conflict with, or that might place Employee in a conflicting position to that of, the Company.

3.	Compensation

In consideration of the services to be rendered under this Agreement, and subject to the approval of the Compensation Committee of the Company’s Board of Directors:

a.   The Company shall pay Employee a base annual salary of $800,000, retroactive to September 1, 2007 and payable in accordance with the Company’s standard payroll practices.

b.   Employee shall be entitled to participate in the Company’s established incentive plan(s) for senior executives with a target bonus of 100% of Employee’s base salary and a maximum bonus of up to 125% of Employee’s base salary. Notwithstanding the preceding sentence, employee also shall be entitled to participate in an individual performance-based bonus program (the “CEO Incentive Plan”) with performance targets as shall be established by the Company’s Board of Directors and reasonably agreed upon by Employee (the “CEO Bonus Targets”). Subject to Employee’s achievement of such minimum threshold performance targets as shall be established within the CEO Performance Targets, Employee shall be entitled to a minimum bonus of 50% of Employee’s base salary, and upon exceeding the CEO Performance Targets Employee shall be entitled to a bonus of up to 125% of base salary, the actual bonus to be determined by the Board of Directors based upon results achieved against such CEO Performance Targets. Any bonus paid to Employee under the Company’s established incentive plan(s) for senior executives referred to in the first sentence of this Section 3.b. shall be a credit against and shall be deducted from any obligation of the Company to Employee under the CEO Incentive Plan. In addition, Employee shall be eligible to participate in the Company’s benefit plans and to receive perquisites of employment as established by Company for all regular, full-time employees in the United States, as may be amended from time to time in Company’s sole discretion;

c.   No later than thirty (30) days from the date of this Agreement, Employee shall be awarded a grant of 175,000 Deferred Stock Units under the Company’s then effective equity incentive plan(s) and award agreement as such plans and agreements may be approved from time to time by the Company’s shareholders and Board of Directors (the “Deferred Stock Units Award”). The Deferred Stock Units Award be fully vested upon the date of grant and shall be settled in shares but such shares shall be delivered to Employee and transferred in the records of the Company only upon the sooner to occur of: (i) the date upon which Employee’s service to the Company terminates for any reason; (ii) upon a Change of Control, or (iii) on the second anniversary of the date of the grant of the Deferred Stock Units Award;

d.   No later than thirty (30) days from the date of this Agreement, Employee shall be awarded a grant of 200,000 Restricted Stock Units (“RSUs”) under the Company’s then effective equity incentive plan(s) as such plans may be approved from time to time by the Company’s shareholders and Board of Directors (the “New Contract RSU Award”). The New Contract RSU Award shall vest in equal installments on each of the first and second anniversaries of the date of grant.

e.  No later than the last business day of the first fiscal quarter of the Company’s 2009 fiscal year, Employee shall be awarded a grant of a minimum of 375,000 RSUs under the Company’s then effective equity incentive plan(s) as such plans may be approved from time to time by the Company’s shareholders and Board of Directors (the “Minimum RSU Award”). The Minimum RSU Award shall be subject to the following conditions of vesting:

(i)  60% of the Minimum RSU Award (the “Minimum RSU Award Time-Based Units”) shall vest in three equal annual installments on the first, second and third anniversaries of the grant date; and

  (ii)   40% of the Minimum RSU Award (the “Minimum RSU Award Performance Units”) shall vest at the rate of 1/4th of the Minimum RSU Award Performance Units per half fiscal year (for clarity, 37,500 RSUs per half fiscal year), which such vesting shall occur upon the date of the Company’s public release on Form 8-K of its fiscal results every other fiscal quarter, commencing with release of quarterly financial results for the second fiscal quarter of the Company’s 2009 fiscal year, and subject to the achievement of performance criteria (the “Minimum RSU Award Performance Criteria”) to be established by the Board of Directors in its sole discretion from time to time.

f.  As soon as reasonably practicable following the execution of this Agreement, Company shall procure at Company expense a policy of insurance which at a minimum shall provide that in the event Employee’s employment is terminated during the term of this Agreement as the result of the Death or Disability of Employee, a benefit equivalent to three years’ salary, at Employee’s annual salary in effect on the Effective Date, plus three years’ bonus (calculated based upon Employee’s “at target” bonus under the CEO Incentive Plan), shall be paid to Employee and/or Employee’s estate or heirs as may be designated by Employee in Employee’s sole discretion from time to time. For clarity, such policy of insurance shall be in addition to, and not in place of, any policies of insurance as may be made available by the Company to Company employees as part of the Company’s standard package of employee benefits.

Nothing in this Section 3 shall be interpreted as precluding the Board of Directors, in its sole discretion, subject only to compliance with applicable law and exchange listing requirements, from awarding Employee additional equity incentives, cash bonuses and/or other compensation.

4.	Term

The term (the “Term”) of this Agreement shall commence on September 1, 2007 and shall expire on August 31, 2009 unless sooner terminated as provided herein (the date of termination of this Agreement, the “Expiration Date”). Notwithstanding the foregoing, on the second anniversary of the date of this Agreement, and on the anniversary date of each one year period thereafter (a “Renewal Date”) the Term will be automatically extended for an additional one-year period unless, not later than 60 days prior to such a Renewal Date, the Company provides written notice to Employee that it has elected not to extend the Term of this Agreement.

5.	Termination.

a.  Termination Benefits Under Certain Circumstances. If Employee’s employment is terminated, prior to the expiration of the Term, by Employee for Good Reason, or by the Company for reasons other than for Cause, the Death or the Disability of the Employee, and conditioned upon Employee executing and delivering to the Company a release of claims, reasonably acceptable to the Company, Employee will be entitled as of the effective date of such release of claims, to the following benefits in full satisfaction of any statutory, contractual or common law entitlements which Employee has or could have as a result of the termination of the Term:

(i)  three years’ salary, at Employee’s annual salary in effect on the Effective Date, plus three years’ bonus (calculated based upon Employee’s “at target” bonus under the CEO Incentive Plan). All amounts paid to Employee pursuant to the terms of this Section 5.a.(i) shall be reduced by any amounts to which Employee is otherwise entitled under any statutory or Company long or short term disability plan and any required withholdings or deductions;

(ii)  Employee’s right, title and entitlement to any unvested options, restricted stock units, or any other securities or similar incentives which have been granted or issued to Employee as of the Effective Date, which would have otherwise vested in the three year period immediately following the Effective Date, shall immediately vest, free from any restrictions other than those imposed by applicable state and federal securities laws, provided that all such securities shall continue to be exercisable (if applicable) for one (1) year from the Effective Date or until the term such options, restricted stock units or other securities would have otherwise expired (if applicable), whichever is earlier; and

(iii)  should Employee elect COBRA benefits continuation following termination of employment the Company shall pay the full cost to Employee for the full 18 month COBRA period and the Company shall thereafter provide Employee, in one lump sum, an amount equal to the cost of reasonably comparable health insurance benefits for Employee and Employee dependents for a period of six (6) months. All amounts payable pursuant to this Section 5.a.(iii) shall be grossed-up to the extent such amounts are determined to be a taxable benefit.

b.  Termination For Cause: This Agreement shall terminate immediately upon the termination of Employee for Cause. Thereafter, all obligations of the Company under this Agreement shall cease.

c.  By Death: Employee's employment shall terminate automatically upon the death of Employee. Conditioned upon Employee’s beneficiaries or estate executing and delivering to the Company a release of claims, reasonably acceptable to the Company, Employee’s beneficiaries or estate, as applicable, will be entitled as of the effective date of such release of claims to the compensation set forth in Sections 5.a.(ii) and 5.a.(iii) above in full satisfaction of any statutory, contractual or common law entitlements which Employee and Employee’s beneficiaries or estate has or could have as a result of the termination of the Term. Thereafter, all obligations of Company under this Agreement shall cease. Nothing in this Section 5.c. shall affect any entitlement of Employee's heirs to the benefits of any life insurance plan or other applicable benefits, including benefits available pursuant to Section 3.f. above.

d.  By Disability: If Employee suffers from a Disability, then, to the extent permitted by law, Company may terminate Employee's employment. Conditioned upon Employee’s, or as applicable Employee’s beneficiaries or estate, executing and delivering to the Company a release of claims, reasonably acceptable to the Company, Employee, or as applicable Employee’s beneficiaries or estate, will be entitled as of the effective date of such release of claims to the to the compensation set forth in Sections 5.a.(ii) and 5.a.(iii) above in full satisfaction of any statutory, contractual or common law entitlements which Employee has or could have as a result of the termination of the Term. Thereafter, all of Company's obligations under this Agreement shall cease. Nothing in this Section 5.d. shall affect Employee's rights under any disability plan in which he is a participant, including benefits available pursuant to Section 3.f. above.

e.   Benefits in the Event of Nonrenewal of the Term: In the event that the Company provides notice in accordance with the provisions of Section 4 above of its intent not to renew the Term for an additional one year period, and conditioned upon the Employee’s executing and delivering to the Company a release of claims, reasonably acceptable to the Company, Employee will be entitled to the following benefits as of the Effective Date in full satisfaction of any statutory, contractual or common law entitlements which Employee has or could have as a result of the termination of the Term:

 (i) the Company shall pay to the Employee, in one lump sum, an amount equal to (A) one year’s salary, at the Employee’s annual salary in effect on the Effective Date, plus (B) one year’s bonus (calculated based upon Employee’s “at target” bonus under the CEO Incentive Plan), minus any required withholdings or deductions;

(ii) Employee’s right, title and entitlement to any unvested options or any other securities or similar incentives which have been granted or issued to Employee as of the Effective Date and which would otherwise have vested according to their terms within one (1) year of the Effective Date shall immediately vest, free from any restrictions (other than those imposed by applicable state and federal securities laws), and all such securities shall continue to be exercisable (if applicable) until the earlier of (1) as provided in the applicable plan or grant agreements (but in no event less than one year) following the Effective Date; or (2) until such term of such options or other such securities would have otherwise expired (if applicable); and

(iii) should Employee elect COBRA benefits continuation following termination of employment the Company shall pay the full cost to Employee for the full 18 month COBRA period and the Company shall thereafter provide Employee, in one lump sum, an amount equal to the cost of reasonably comparable health insurance benefits for Employee and Employee dependents for a period of six (6) months.  All amounts payable pursuant to this Section 5(e)(iii) shall be grossed-up to the extent such amounts are determined to be a taxable benefit.

f.   Certain Additional Payments by Company: Notwithstanding anything in this Agreement to the contrary, in the event that Employee becomes entitled to any of the payments or benefits provided under this Section 5 as a result of Employee’s resignation for (i) Good Reason or (ii) Employee’s termination without cause, in each case following a Change of Control, and such payments or benefits result in Employee being subject to the golden parachute excise tax imposed by Section 4999 of the Internal Revenue Code, the Company shall make such additional payment as will make executive whole for such tax obligation, as set forth in Appendix A, which is incorporated herein by reference.

g.   Payment Date: All payments required by Section 5.a., c., d., or e., (including as a consequence of the exercise of an option or vesting of a restricted stock unit or other security referred to in Section 5.a.(ii) or 5.e.(ii)) shall be made by the fifteenth (15th) day of the third (3rd) month following the Effective Date of the Employee’s termination of employment which occasioned such payment. All Gross-up Payments required by Section 5.f. shall be made by the fifteenth (15th) day of the third (3rd) month following the determination of the amount of such Gross-up Payment pursuant to Appendix A hereto, and, in any event, by the end of the Employee’s taxable year next following the Employee’s taxable year in which the Employee remitted the Excise Taxes to which the Gross-up Payment relates. Employee shall not be permitted, directly or indirectly, to designate the taxable year of any payment.

h.   No Other Obligations: The Company shall have no obligations with respect to any termination of the Term for any reasons other than as specified in this Section 5.

6.	Employee Termination Obligations

a.  Return of Company's Property: Employee hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, and equipment furnished to or prepared by Employee in the course of or incident to Employee’s employment, belong to Company and shall be promptly returned to Company upon termination of Employee’s employment.

b.  Cooperation in Pending Work: Following any termination of Employee’s employment, Employee shall fully cooperate with Company in all matters relating to the winding up of pending work on behalf of Company and the orderly transfer of work to other employees of Company. Employee shall also cooperate in the defense of any action brought by any third party against Company that relates in any way to Employee’s acts or omissions while employed by Company.

7.  Notices

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to Company:

JDS Uniphase Corporation
430 North McCarthy Blvd
Milpitas, California 95035
Attention: Chief Legal Officer

and to Employee at Employee’s home address as reflected in the Company’s Oracle database as of the date of such notice or other communication. Employee and the Company shall provide written notice to the other (which, notwithstanding any other provision within this section, may be provided by hand delivery, first class mail or electronic mail) of any changes to the addresses above.

8.  Entire Agreement

Subject to the last sentence of this paragraph, the terms of this Agreement are intended by the parties to be the final and exclusive expression of their agreement with respect to the employment of Employee by Company, superseding all prior such agreements, and may not be contradicted by evidence of any prior or contemporaneous statements or agreements. Subject to the last sentence of this paragraph, the parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement. To the extent that the practices, policies, or procedures of Company, now or in the future, apply to Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Notwithstanding the foregoing, nothing in this agreement shall limit or modify, in any manner, any existing or future agreement between the Employee and the Company relating to indemnification against third party claims, proprietary information, inventions, treatment of confidential information, non-competition or employee benefits or incentive plans.

9.  Amendments, Waivers

This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Employee and by a duly authorized representative of Company other than Employee. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein.

Employee and the Company each specifically agree and acknowledge that they each waive recourse to any remedies in tort, and further agree and acknowledge their intent that all rights and liabilities pertaining to the cessation of the employment relationship between them, where such cessation occurs on or before the Expiration Date, be as set out in this Agreement (or in any subsequent modification of this Agreement, provided that the modification is in writing and signed by both parties).

10.  Assignment; Successors and Assigns

Employee agrees that Employee will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Employee’s rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

11.  Severability; Enforcement

If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.

12.  Governing Law

The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of the State of California.

13.  Employee Acknowledgment

The parties acknowledge (a) that they have consulted with or have had the opportunity to consult with independent counsel of their own choice concerning this Agreement, and (b) that they have read and understand the Agreement, are fully aware of its legal effect, and have entered into it freely based on their own judgment and not on any representations or promises other than those contained in this Agreement.

14. Compliance with Code Section 409A

The parties to this Agreement acknowledge and agree that, notwithstanding anything herein to the contrary, this Agreement is intended to comply with the provisions of Code section 409A, as in effect from time to time. The intent of this Section 14 is that Employee not be subject to any tax liability or penalty by reason of the application of Code section 409A(a)(1) with respect to any amount payable under this Agreement. In consideration of the fact that any payments under Employee’s Prior Employment Agreement would not have been subject to the provisions of Code section 409A, if the Employee is subject to any liability under Code section 409A within twelve (12) months after the Effective Date, or with respect to any payment made to the Employee on account of his termination of employment within such twelve-month period, the Company shall indemnify the Employee on an after-tax basis for all such liability. To the extent necessary to comply with the requirements of Code section 409A(a)(2)(B)(i) (prohibiting certain payments to a “specified employee” within six (6) months of such employee’s separation from service), any payment hereunder that may be made to the Employee on account of his termination of employment with the Company shall be delayed only to the extent necessary to comply with the requirements of Code section 409A(a)(2)(B)(i).

15. Date of Agreement

The parties have duly executed this Agreement as of the date first written above.

JDS UNIPHASE CORPORATION

Name: Christopher S. Dewees Its: Senior Vice President and Chief Legal Officer	Kevin J. Kennedy

APPENDIX A

Certain Additional Payments by the Company

(a)  Subject to and as provided by Section 5(f) of this Agreement, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change of Control (or any of its affiliated entities) to or for the benefit of Employee (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Appendix A) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to Employee an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Employee from the Gross-Up Payment of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in Employee’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, (ii) pay applicable state and local income taxes in the state and locality in which Employee is subject to taxation at the highest marginal rate of taxation in each state and locality for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (iii) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-Up Payment in the Employee’s adjusted gross income. Notwithstanding the foregoing provisions of this Appendix A, if it shall be determined that Employee is entitled to a Gross-Up Payment, but that the Payments would not be subject to the Excise Tax if the Payments were reduced by an amount that is less than 10% of the portion of the Payments that would be treated as “parachute payments” under Section 280G of the Code, then the amounts payable to Employee under this Agreement shall be reduced (but not below zero) to the maximum amount that could be paid to Employee without giving rise to the Excise Tax (the “Safe Harbor Cap”), and no Gross-Up Payment shall be made to Employee. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing any cash payments, unless an alternative method of reduction is elected by Employee. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a reduction of the Payments to the Safe Harbor Cap, no amounts payable under this Agreement shall be reduced pursuant to this provision.

(b)  Subject to the provisions of this Appendix A (a), all determinations required to be made under this Appendix A, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, the reduction of the Payments to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change of Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Employee within thirty (30) days of the receipt of notice from the Company or the Employee that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Employee may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any reasonable agreement requested by the Accounting Firm in connection with the performance of the services hereunder. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Employee’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish Employee with a written opinion to such effect. The Determination by the Accounting Firm shall be binding upon the Company and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or Gross-Up Payments are made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder. In the event that the Employee thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest, to the extent not already within the Excise Tax, at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Employee. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Employee for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by Employee (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Employee shall cooperate, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.